SCHEDULE 2

LIST OF APPROVED BORROWERS

Barclays Capital Inc.

BMO Capital Markets Corp.

BNP Paribas Prime Brokerage, Inc

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Goldman, Sachs & Co.*

ING Financial Markets LLC

Jeffries LLC

J.P. Morgan Clearing Corp.

Merrill Lynch, Pierce, Fenner & Smith Inc.

Morgan Stanley & Co. LLC

National Financial Services LLC

Nomura Securities International, Inc.

Scotia Capital (USA) Inc.

SG Americas Securities LLC

UBS Securities LLC

*  Lenders may from time to time impose additional limitations on the amount that can be on loan at any time to such counterparty.

Schedule 2 Amended and Reviewed by the Board: February 20, 2014